MERRILL LYNCH CORPORATE BOND FUND, INC.

HIGH INCOME PORTFOLIO

SERIES NO. 1

FILE # 811-2857

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/19/00	Exodus Communications 11.625% 7/15/10	$4,250,000	$1,000,000,000	Goldman Sachs
07/19/00	Callahan Nordrhein 0% 7/15/10	$43,000,000	$939,087,500	Salomon Smith Barney
07/19/00	Mandolay Bay 10.25% 8/1/07	$14,000,000	$500,000,000	Bank of America
08/07/00	Ekabel Hessen Gmblt 14.5% 9/1/10	$9,000,000	$421,998,366.46	CIBC
		$	$
		$	$
		$	$